Exhibit 99.1

Reata announces PRIMARY results from the phase 2 cardinal study of bardoxolone in alport syndrome at the American Society of Nephrology Kidney Week 2017 Annual Meeting

met Primary endpoint of change in egfr at 12 weeks (p<0.000000001)

73% of patients had improvement in stage of CKD

bardoxolone was well tolerated without any safety concerns

Conference Call with management scheduled Monday, november 6th at 8:30am ET

IRVING, Texas—November 3rd, 2017—Reata Pharmaceuticals, Inc. (Nasdaq:RETA) (Reata or Company), a clinical-stage biopharmaceutical company, announces primary 12-week data from the Phase 2 portion of the CARDINAL trial studying bardoxolone methyl (bardoxolone) for the treatment of chronic kidney disease (CKD) caused by Alport syndrome.

Geoffrey A. Block, M.D., CCRI, director of clinical research at Denver Nephrology, is presenting, Initial Data Report from “CARDINAL”: A Phase 2/3 Study of Bardoxolone Methyl in Patients with Alport Syndrome, this morning at 10 a.m. CT at the American Society of Nephrology Kidney Week 2017 Annual Meeting in New Orleans, Louisiana.

The primary efficacy endpoint of the Phase 2 portion of CARDINAL was the change from baseline in estimated glomerular filtration rate (eGFR) for 30 patients with Alport syndrome who were administered bardoxolone orally, once-daily, for 12 weeks. All patients completed the treatment period without any discontinuations.  The mean baseline eGFR (± SD) was 54 ± 24 mL/min/1.73 m2. Bardoxolone increased eGFR by 13.4 mL/min/1.73 m2 (n=30, p<0.000000001, 95% CI 10.5 to 16.3) after 12 weeks of treatment, which was consistent with an interim release from CARDINAL in July 2017 that reported an increase of 12.7 mL/min/1.73 m2 for the first eight patients that reached Week 12.  All patients had an increase from baseline, and 87% had an increase of at least 4 ml/min/1.73 m2, which is the approximate annual rate of decline in kidney function in patients with Alport syndrome.  The increases in eGFR translated to an improvement in CKD stage for 22/30 (73%) patients.  No serious adverse events were reported, and adverse events were generally mild to moderate in intensity.

Reata management will host a call to review the results of CARDINAL and discuss the company’s PHOENIX program for studying bardoxolone in other rare forms of CKD on Monday, November 6th, at 8:30 a.m. ET.

CONFERENCE CALL INFORMATION
Date:	Monday, November 6, 2017
Time:	8:30AM ET
Audience Dial-in (toll-free):	(844) 348-3946
Audience Dial-in (international):	(213) 358-0892
Passcode:	4588527
Webcast Link:	https://edge.media-server.com/m6/p/5s3pc9iz

About Alport Syndrome

Alport syndrome is a rare, genetic form of CKD caused by mutations in the genes encoding type IV collagen, which is a major structural component of the glomerular basement membrane (GBM) in the kidney.  The abnormal expression of type IV collagen causes loss of GBM integrity, abnormal leakage of proteins through the GBM, and excessive reabsorption of protein in the proximal tubules of the kidney.  Like other forms of CKD, excessive reabsorption of protein in the tubules induces oxidative stress, chronic inflammation, and renal interstitial inflammation and fibrosis.

Alport syndrome affects approximately 12,000 people in the United States and approximately 40,000 people globally.  Almost all patients with Alport syndrome develop end-stage renal disease, and approximately 50% of male patients require dialysis or a kidney transplant by the age of 25.  There are currently no approved therapies to treat Alport syndrome.

About Bardoxolone

Bardoxolone is an experimental, oral, once-daily activator of Nrf2, a transcription factor that induces molecular pathways that promote the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.  The FDA has granted orphan designation to bardoxolone for the treatment of Alport syndrome.  Bardoxolone is also currently being studied in CATALYST, a Phase 3 study for the treatment of connective tissue disease associated pulmonary arterial hypertension.

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone methyl and omaveloxolone, target the important transcription factor Nrf2 that promotes the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (iv) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Reata Pharmaceuticals, Inc.

(972) 865-2219

info@reatapharma.com

http://news.reatapharma.com

Investor Relations:

Vinny Jindal

Vice President, Strategy & Analytics

(469) 374-8721

ir@reatapharma.com

Media:

Matt Middleman, M.D.

LifeSci Public Relations

(646 627-8384

matt.middleman@lifescipublicrelations.com

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